Exhibit 99.1

Contact:	NeoPharm, Inc.	Investors please contact:
	Larry Kenyon	Janet Dally
	Chief Financial Officer	Montridge, LLC
	Tel: 847.295.8678	Tel: 203.894.8038

NEOPHARM ANNOUNCES FOURTH QUARTER 2002 FINANCIAL RESULTS

LAKE FOREST, IL, March 14, 2003 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the fourth quarter of 2002.  The Company reported a net loss of $11,404,137 or $0.70 per share, basic and diluted, for the fourth quarter 2002 versus a net loss of $6,456,919 or $0.40 per share, basic and diluted, for the fourth quarter of 2001.  For the twelve months ended December 31, 2002, the Company reported a net loss of $36,491,739, or $2.24 per share basic and diluted, compared to a net loss of $13,424,037, or $0.83 per share, basic and diluted, for the twelve months ended December 31, 2001.  The fourth quarter 2002 net loss includes expenses of $3,134,281 from a charge to fully reserve for the Company’s note receivable and increased legal expenses as a result of the Company’s ongoing arbitration with Pharmacia over the development of two of the Company’s compounds.  Total cash and marketable securities on hand at December 31, 2002 was $91,100,197.  The increase in the net loss for the fourth quarter of 2002 versus the same period in 2001 was primarily the result of a planned increase in research and development expenses as the Company continued to move its four compounds in Phase I/II clinical trials towards Phase II/III clinical trials, as well as a result of the charge to fully reserve for the Company’s note receivable, and increased legal expenses.

“We are pleased with the progress made in the development of our compounds during the fourth quarter,” said James M. Hussey, President and Chief Executive Officer of NeoPharm.  “In November, we initiated the Phase I/II clinical trials for LE-SN38, our latest NeoLipid™ compound to enter the clinic.  In addition, in December, we met with the FDA via teleconference to determine the requirements to begin Phase II/III clinical trials for our lead compound, IL13-PE38, in patients suffering from glioblastoma multiforme.  Pivotal clinical trials for IL13-PE38 are expected to begin in 2003.  We are also looking forward to the resolution of our differences with Pharmacia in the arbitration hearings scheduled to begin May 28, 2003 in Washington, DC.  Finally, in January of this year, Pharmacia agreed that NeoPharm may reference the LEP Investigational New Drug Application (IND), which will allow us to begin human clinical trials with LEP-ETU during the second quarter.”

Analysis of Results

During the fourth quarter, the Company continued the development of Liposome Encapsulated Paclitaxel (LEP).  Under a License Agreement entered into in 1999 with Pharmacia and Upjohn Company (Pharmacia), Pharmacia assumed responsibility for two NeoPharm products in clinical development, LEP and LED (liposome encapsulated doxorubicin).  In January 2002, at the request of Pharmacia, NeoPharm began work to develop an easy-to-use NeoLipid™ formulation of LEP (LEP-ETU).  During the second quarter of 2002, NeoPharm filed a Demand for Arbitration to resolve claims which NeoPharm has asserted against Pharmacia concerning the development programs for LEP and LED, to which Pharmacia has responded and asserted its own claims against NeoPharm.  In November 2002, NeoPharm terminated the License Agreement due to indications by Pharmacia that it had stopped all development of LEP and LED.  Pharmacia disputes the propriety of the termination, and has included NeoPharm’s termination of the License Agreement as part of the arbitration hearing, which is scheduled for June 2003.  During 2002, NeoPharm completed pre-clinical studies for LEP-ETU and has reached an agreement with Pharmacia that allows NeoPharm to reference Pharmacia’s LEP Investigational New Drug Application (IND) on file with the FDA.  NeoPharm is now working to start a Phase I/II bridging study for LEP-ETU during the first half of 2003.  The arbitration proceeding with Pharmacia is currently ongoing and no prediction can be made as to the outcome of the claims that the Company and Pharmacia have asserted against each other, which are substantial.

Under the terms of the License Agreement, NeoPharm is entitled to be reimbursed for expenses incurred to develop LEP and LED and has sent invoices totaling over $1.5 million to Pharmacia for work conducted by NeoPharm to develop LEP during the nine month period ended September 30, 2002.  NeoPharm has not received payment on the invoices sent to Pharmacia.  The Company has not recorded the amount due from Pharmacia as revenue due to concerns about collection arising out of the ongoing dispute between the parties.  Expenses incurred in the fourth quarter of 2002 have not been invoiced to Pharmacia.  Additionally, NeoPharm incurred legal expenses related to the arbitration of approximately $1,645,000 during 2002.  NeoPharm will continue to incur legal expenses associated with the arbitration during 2003.  However, upon the conclusion of the arbitration hearing, the Company anticipates a significant decline in expenditures for legal services in subsequent years.

In December 2001, the Company loaned $3,250,000 to Akorn, Inc. (a related party) for the completion of Akorn’s state-of-the-art lyophilized products manufacturing facility in Decatur, Illinois.  In exchange for the below market interest rate charged by NeoPharm on the note and deferral of all interest payments by Akorn until the note matures in December 2006, NeoPharm received an option to secure at least 15% of Akorn’s lyophilization manufacturing capacity at the facility for up to fifteen years.  This option also provides NeoPharm with preferred pricing on all NeoPharm products manufactured at Akorn and confidential treatment of all trade secrets relating to NeoPharm’s NeoLipid™ technology.  To date, Akorn has not published financial statements for the three and nine-month periods ended September 30, 2002 or for the fiscal year ended December 31, 2002, with the result that NeoPharm is unable to adequately assess the probability of collection of the note and, therefore, has recorded a non-cash charge of $2,189,281 in the fourth quarter of 2002 to fully reserve for the Akorn note receivable.  NeoPharm has received no notification from Akorn that it will be unable to repay the note at maturity in 2006.  Akorn continues to be contractually obligated to complete the expansion of its Decatur facility, to manufacture NeoPharm’s NeoLipid™ products, and to repay the note.  Should Akorn be unable to meet its manufacturing obligations to NeoPharm, NeoPharm anticipates no material impact on its ability to produce clinical or commercial quantities of its product through alternative sources.

Financial Projections

NeoPharm believes that the current level of cash and marketable securities can support the Company’s activities through 2005 and is sufficient to complete the commercial development of its lead compound, IL13-PE38, without seeking additional funding from any source.  For the full year 2003, the Company anticipates a net loss of approximately $29.4 million to $32.7 million, or between $1.80 and $2.00 per share.  This estimate includes anticipated spending on arbitration related legal expenses during 2003 of approximately $4 million.

As noted previously, the Company anticipates a significant reduction in legal expenses following completion of the arbitration hearing in June 2003.

NeoPharm remains committed to the commercialization of all of its products currently under development and is considering various options to fund the clinical development of the multiple products using NeoPharm’s unique and proprietary NeoLipid™ liposomal technology.  At this time, the Company is actively seeking partners for all of the compounds currently under development.  In addition, the Company continues to closely monitor all of its development programs to insure that only projects that show activity in human clinical trials continue to receive financial support.  In this way, the Company is able to provide resources to fund research on products that may be closer to commercial development.

Background Information

NeoPharm is currently developing a total of four compounds in Phase I/II clinical trials.  The Company’s lead compound, IL13-PE38 uses the Company’s tumor-targeting toxin technology to target tumor cells and deliver the potent cytotoxic agent, PE38, to destroy the tumor.  IL13-PE38 uses the IL13 protein to target receptors on brain tumors.  NeoPharm has licensed worldwide rights to the compound from the FDA.  Preliminary Phase I data for IL13-PE38 indicating that IL13-PE38 may be effective in the treatment of malignant glioma have been presented at numerous prestigious neurosurgery and neuro-oncology conferences worldwide.  IL13-PE38 is in Phase I/II clinical trials and has received orphan drug designation in the U.S. and Europe.  In addition, the IL13-PE38 development program has been designated as a fast track drug development program by the FDA.

The other three compounds under development by the Company that are in Phase I/II clinical trials, LE-SN38, LErafAON and LEM, use NeoPharm’s proprietary NeoLipid™ liposomal delivery system.  NeoLipid™ technology is being developed for delivery of a wide range of drugs with increased stability and reduced toxicity and side effects.  The latest NeoLipid™ product to enter clinical trials, LE-SN38, combines NeoPharm’s proprietary Easy-To-Use liposomal technology with SN-38, the active metabolite of the cancer fighting drugs known as irinotecans, and is being developed as a treatment for colorectal, breast, lung, prostate and pancreatic cancer.  Phase I/II clinical trials were initiated in the fourth quarter of 2002.  Preliminary Phase I data is expected to be presented later this year.  LErafAON, NeoPharm’s liposomal cRaf antisense oligonucleotide, is currently in Phase I/II clinical trials and being developed as a treatment for radiation resistant tumors and multiple myeloma.  If successful, this product would demonstrate that the NeoLipid system provides an alternative to viruses and other vectors for delivering antisense and, potentially, other intracellular targets to cells.  Additional pre-clinical data presented at the 2002 American Association of Cancer Research meeting in San Francisco indicated that LErafAON may also have potential as an enhancement to existing chemotherapy treatment of cancer.  NeoPharm is preparing to explore this potential in human clinical trials.  LEM (liposomal mitoxantrone) is in Phase I/II clinical development for the treatment of prostate cancer and multiple sclerosis, the current indications for mitoxantrone.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a broad portfolio of cancer compounds in various stages of development.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements include, but are not limited to, any statements relating to the Company’s drug development program and any other statements that are not historical facts.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, uncertainty regarding the availability of third party lyopholization capacity, uncertainty regarding the outcome of damages claims made by or against the Company, including the outcome of the pending arbitration with Pharmacia, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company’s intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including their annual reports on Form 10-K and their quarterly reports on Forms 10-Q.  Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

NeoPharm, Inc.

Condensed Statement of Operations

	Three Months Ended December 31,		Full Year Ended December 31,
	2002	2001	2002	2001

Revenue	$—	$—	$—	$—

Expenses:
Research and development	7,356,726	6,157,119	28,977,693	14,814,169
General and administrative	4,502,069	1,321,070	9,857,082	4,414,469
Total Expenses	11,858,795	7,478,189	38,834,775	19,228,638

Loss from operations	(11,858,795)	(7,478,189)	(38,834,775)	(19,228,638)

Other Income	—	—	—	8,049

Interest income	454,658	1,021,270	2,343,036	5,796,552

Net loss	$(11,404,137)	$(6,456,919)	$(36,491,739)	$(13,424,037)

Net loss per share-basic and diluted	$(0.70)	$(0.40)	$(2.24)	$(0.83)

Shares used in computation of net loss per share:
Basic and Diluted	16,351,529	16,128,021	16,284,571	16,140,725

Balance Sheet Data:

	December 31, 2002	December 31, 2001

Cash and cash equivalents	$87,591,975	$106,525,864
Investments in marketable securities	$3,508,222	$17,768,608
Total assets	$95,937,321	$129,195,075
Current liabilities	$4,028,327	$1,851,525
Accumulated deficit	$(78,900,220)	$(42,408,481)
Total stockholders equity	$91,908,994	$127,343,550